EXHIBIT 10.20

Liquidity Loans Contract (2015 version)

No.: 3672022016005

Liquidity Loans Contract

China Everbright Bank

Contents

Chapter 1	General rules

Chapter 2	Intended use of the loan

Chapter 3	The loan currency, amount, term and remit money

Chapter 4	The loan interest rate and interest method

Chapter 5	The grand, payment and use of the loan fund

Chapter 6	Repayment method

Chapter 8	Undertaking and compensation of costs

Chapter 9	Statement, guarantee and commitment of the borrower

Chapter 10	Event of default

Chapter 11	Others

Chapter 12	Application of law and resolution of disputes

Chapter 13	Entry into force, change and dissolution of the contract

Chapter 14	Attachments

Chapter 15	Supplementary provisions

The borrower : SOLARMAX TECHNOLOGX, INC.

address: Room, 901, No.1600 of West Zhongshan Road

Postal code: 200235

Legal representative: DIVID BINGWEN XU

Authorized agent: /

Operator: Fan Lina

Tel: 64289658

Fax: 64289652

Bank of deposit: Shanghai Putuo Subbranch of China Everbright Bank

Account number: FTN36933672000006

The loan bank: Shanghai Putuo Subbranch of China Everbright Bank address: No.188, Lanxi Road

Postal code: 200062

Legal representative/person in charge: Yu Wenhuan

authorized agent: /

operator: Wu Yue

Tel: 63797565

Fax: 63797588

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Chapter I General rules

The borrower applies for loan to the loan bank for business needs. After examination, the loan bank agrees to offer loans to the borrower according to the terms and conditions of this contract.

In order to define the rights and obligations of both parties, according to the relevant laws and regulations of our country and provisions of supervision departments, and by mutual agreement, the following terms and conditions are reached voluntarily to be followed.

Chapter II Intended use of the loan

Article 1 It is determined by mutual consultation that:

1. The borrower can only use the loan under this contract for the turnover of circulating fund, the specific use being the payment for the purchase of raw materials.

2. The borrower can not use the loan fund for investment of fixed assets, stock rights and so on, nor can it be used in the fields or for the purposes of production and business prohibited by the nation.

3. Without the written approval of the loan bank in advance, the borrower can not change the intended use of the loan determined in this contract.

Chapter III The loan currency, amount, term and remit money

Article 2 The currency and amount (capital form) of the loan under this contract are RMB thirty-eight million and five hundred thousand Yuan.

Article 3 The loan time limit under this contract starts from October 24th, 2016 to October 24th 2016.

Article 4 Under the condition that the prerequisites stipulated in Article 11 of this contract are fully met, the loan bank shall remit the loan amount into the account opened at the loan bank by the borrower according to the following method 1:

1. One-time remit, the loan bank remit the full loan amount into the account opened at the loan bank by the borrower on October 24th, 2016;

2. Fractional remit, the detailed remit amount and date are as following:

The first remit:

(1) remit amount: (capital form)____________________________;

(2) remit date:______Year_______Month_______Day.

The second remit:

(1) remit amount: (capital form)____________________________;

(2) remit date:______Year_______Month_______Day.

The third remit:

(1) remit amount: (capital form)____________________________;

(2) remit date:______Year_______Month_______Day.

3. Irregular fractional remit:

Remitting according to actual requirement, the number of times, amount of money and time limit recorded on the IOU / loan voucher at remit shall prevail.

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Other agreements: ____________________________________________________________________________

Once the principal amount of loan under this contract is remitted out of the loan bank, it is deemed that the loan has been loaned and the interest of the loan shall be calculated since the day it is remitted.

Chapter IV The loan interest rate and interest method

Article 5 The borrower shall pay the loan interest of the loan under this contract remitted by the loan bank to the loan bank, and the fixed (fixed / floating) interest rate is adopted as the annual interest rate of the loan under this contract.

1. If the fixed interest rate is adopted, the annual interest rate of the loan is 3.8%.

2. If the floating rate is adopted, the annual interest rate is determined according to the following method /:

A: To execute the benchmark interest rate of the People's Bank of China: /%

B: To increase/fall /% by ratio /based on the benchmark interest rate /%(fill in the benchmark interest rate at the corresponding period) of the People's Bank of China, actually executing the annual interest rate of %.

C: To increase/fall /% by value / based on the benchmark interest rate /%(fill in the benchmark interest rate at the corresponding period) of the People's Bank of China, actually executing the annual interest rate of %.

The adjustment period of the interest rate is/

The specific adjustment date is/

3. (1)The loan currency of this contract is RMB: after the loan under this contract is given out, if the People's Bank of China implements the policy of marketization of RMB loan interest rate, then the borrower shall consult with the loan bank to determine the interest rate standard. If no agreement is reached within (5) banking days after the consultation begins, then the borrower shall pay off the full principal [capital] and interest within thirty(30) banking days upon the agreement is reached.

(2) The loan currency of this contract is foreign currency: after the loan under this contract is given out, if at 11 o'clock am(London time) on the offering day of the relevant interest period, there is no bank offering the USD deposit rate to the main banks in the London inter-bank market, then the borrower shall consult with the loan bank to determine the alternative interest rate; If no agreement is reached within (5) banking days after the consultation begins, the borrower shall pay off the full principal [capital] and interest within thirty(30) banking days upon the date the agreement is not reached.

4. Other agreements: ___________________________________________________________________________

Article 6 The two parties agree that within the loan time limit of this contract, if the People's Bank of China adjust the benchmark lending rate or the interest accrual method, which applies to the loan under this contract, the loan bank has the right to determine the new lending interest rate of this contract according to the same increase/fall rate/value mentioned above based on the adjusted benchmark lending rate or interest accrual method. The loan bank has no need to ask for the borrower’s agreement before making the adjustment, and has the right to calculate and collect the interest according to the adjusted lending interest rate or interest accrual method since the adjustment date stipulated by the People's Bank of China.

Article 7 The interest of the loan under this contract will be settled quarterly/monthly, and the interest settlement date is the 20th of the last month of a quarter.

Article 8 The interest loan under this contract is calculated with 360days a year as the cardinal number, according to the loan amount actually remitted out from the loan bank account and the occupation days since the date the loan is remitted out from the loan bank.

Article 9 If the borrower fails to pay back the loan according to the agreement of this contract, the loan bank has the right to calculate and collect the interest according to the default interest rate since the day the loan is overdue, until the borrower pay off the full principal and interest. The overdue default interest rate is 30%(30%-50%) plus on the level of the lending interest rate agreed in Article 5 in this contract.

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If the borrower fails to use the loan according to the agreement of this contract, the loan bank has the right to collect interest according to default interest rate for embezzlement since the day thee borrower fails to use the loan according to the purpose agreed in this contract, until the borrower pays off the full loan principal and interest. The default interest rate for embezzlement is 50%(50%—100%) plus based on the level of lending interest rate stipulated in Article 5 in this contract.

Article 10 For the interest the borrower can not pay on time, the loan bank has the right to collect the compound interest according to the default interest rate.

Chapter V The grand, payment and use of the loan fund

Article 11 Unless the following prerequisites for money withdrawal are satisfied, the loan bank does not have the obligation to offer the loan under this contract to the borrower:

1. The borrower has provided all the documents required by the loan bank to be provided (including but not limited to the capital payment plan, Note of Entrusted Payment of Loan, trade contract and other transaction background information relevant to loan payment that shall be provided by the borrower before the loan release), the conditions clearly stated have no change, and these documents are sustained effective, or the borrower has made the explanation on the changes happened that satisfy the loan bank;

2. The borrower has fill in the IOU / loan voucher relevant to this fund withdrawal. IOU / loan voucher is the constituent part of this contract, and has the same legal effect with this contract. If the amount of the loan under this contract, the loan time limit, lending interest rate, actual loan-making day, the expiration day and other detailed loan conditions do not conform to the records in the IOU / loan voucher, the records in the IOU / loan voucher shall prevail;

3. The borrower must properly handle the government permission, approval, registration and other legal procedures relevant to this loan according to relevant laws and regulations; if required by the loan bank, the notarial acts of this contract shall be handled properly too;

4. If the loan under this contract is guaranteed, the borrower shall properly handle the legal formalities of guaranty contract, notarization of guaranty, registration/guaranty insurance and so on according to the requirements of the loan bank, and the guarantee and insurance shall sustain effective;

5. The borrower does not have any event of default listed in this contract;

Under the premise of meeting the above conditions for fund withdrawal, the loan bank can arrange remitting the loan to the account opened by the borrower at the loan bank according to the stipulation of Article 4 in this contract.

Bank of deposit: China Everbright Bank, Shanghai Putuo Branch

Account: FTN36933672000006

Unless agreed by the loan bank, the online bank payment service of the account for loan release won’t be opened.

Article 12 Payment of the loan fund

1. Mode of payment of the loan fund

The mode of payment of the loan fund under this contract is divided into the loan bank’s entrusted payment or the borrower’s payment itself.

The loan bank’s entrusted payment means that the loan bank pays the loan to the borrower’s transaction object conforming to the use purpose agreed in the contract through the borrower account according to the application for fund withdrawal and payment entrust of the borrower;

The borrower’s payment itself means that after the loan bank remits the loan fund to the borrower account according to the borrower’s application for fund withdrawal, the borrower pays the fund to the borrower’s transaction object conforming to the use purpose agreed in this contract by itself.

2. Payment terms for the loan fund

(1) The conditions and amount standard of the entrusted payment of the loan bank

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The borrower agrees that for the liquidity loan with one of the following circumstances, the loan bank has the right to adopt the mode of entrusted payment according to relevant national laws, regulations and rules of the supervision departments:

•	The credit service relationship is established with the borrower and the credit standing of the borrower is not so good;
•	The payment object is definite and the amount of the single payment is relatively large;
•	Other circumstances affirmed by the loan bank.

The borrower agrees that, the entrusted payment amount standard of the loan fund under this contract is 10 million Yuan RMB, that is, for the payment of the loan fund with the single payment amount larger than 10 million Yuan RMB, the loan bank’s entrusted payment is adopted. Within the valid period of this contract, the loan bank has the right to lower the point of calculation of the single payment amount.

If the single payment amount exceeds the above-mentioned starting point of amount, the loan bank’s entrusted payment must be adopted, for which the borrower shall use Note of Entrusted Payment of Loan conforming to the format required by the loan bank as the one and only voucher of fund payment, otherwise, if consequences like overdue payment, refused payment, refund, claim, compensation and so on are caused, the borrower will shoulder the responsibility itself.

(2) For circumstances other than the entrusted payment terms in item (1), the mode of borrower’s payment by itself will adopted.

If the mode of the borrower’s payment by itself is adopted, the borrower shall submit the plan of payment of the loan fund according to the requirements of the loan bank, and after it is examined and approved by the loan bank, and the loan fund is remitted to the corresponding account according to the requirements of the payment plan, the borrower shall pay the loan fund according to the plan of payment of the loan fund submitted, and the borrower shall report the payment conditions of the loan fund on monthly/quarterly basis to the loan bank.

Article 13 Change of mode of payment and conditions triggering the change

During the process of loan payment, if the borrower has the following circumstances, the loan bank has the right to consult with the borrower to supplement the loan grant and payment terms, or change the mode of payment of the loan fund:

1. The drop of the borrower’s credit standing;

2. The not-strong profitability of the main business;

3. The abnormal use of loan fund;

4. Other circumstances the loan bank thinks suitable .

Article 14 Restricted and prohibited actions for the payment of the loan fund

After the date this contract is signed, if the following conditions occur, the loan bank can restrict until stop the grant and payment of relevant loan fund:

1. Circumstances described in Article 13.

2. The loan bank finds that the borrower fails to pay or use the loan fund according to the loan purpose and has other acts violating the agreements of this contract;

3. The borrower violates this contract by evading the entrusted payment of the loan bank in the mode of breaking up the whole into parts;

4. The borrower violates other agreements of this contract;

5. Other circumstances the loan bank thinks suitable.

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Article 15 The record and data of the use of the loan fund the borrower shall be provided in time:

The borrower promises to provide the record and data of the use of the loan fund in time according to the requirements of the loan bank, including but not limited to:

1. Transaction data(including but not limited to commodities, labor service, financial contract and / or invoice and other written or electronic document data that can prove the clear and definite use purposes of the loan fund;

2. Remit voucher, payment and settlement voucher;

3. Other data required by the loan bank.

Chapter VI Repayment method

Article 16 The borrower shall pay the interests according to this contract and pay back the principal amount of loan according to the following item 1 under this article.

1. To pay back the principal at one time. The borrower shall pay back the full principal amount of loan on October 24th, 2017;

2. To pay back the principal fractionally, and the detailed principal amount and date to be paid back are as following:

Principal to be paid back at the first time:

(1) Principal amount to be paid back: (capital form)/;

(2) The date of principal repayment is/year/month/day.

Principal to be paid back at the second time:

(1) Principal amount to be paid back: (capital form)/;

(2) The date of principal repayment is______Year_______Month_______Day.

Principal to be paid back at the third time:

(1)Principal amount to be paid back: (capital form);

(2)The date of principal repayment is_______Year_______Month_______Day.

Other agreements:

The repayment account: FTN36933672000006

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If the repayment day is not the working day of the loan bank, then the repayment day will be postponed to the next working day of the loan bank, and the non-working day of the loan bank will be calculated into the actual loan-occupation days. When the borrower pays back the last term of principal amount of loan, the interests shall be settled along with the principal.

Article 17 The borrower shall prepare substantial interests, principal or other fees payable at the corresponding term on the account opened at the loan bank before the expiry date for interest or date of repayment of principal agreed in this contract or recorded on the IOU / loan voucher, and take the following measures to pay back the loan: [1] 1. Entrust the loan bank to collect the fund actively from the borrower account on the agreed expiry date for interest or date of repayment of principal; 2. Make repayment itself.

Article 18 The borrower shall pay back the loan under this contract to the loan bank in full amount on time. If the borrower fails to pay the principal and interest on time, the loan bank has the right to deduct the borrowers’ payable fees, loan interests, compound interest and the amount of loan principal from the account opened by the borrower at the loan bank or any account opened at the branch within the system of the loan bank in proper sequence. For the principal amount of loan or the interests not collected back for 90 overdue days, the sequence of deduction of repayment shall be implemented according to the relevant stipulations of the Ministry of Finance.

If on some date of principal and interest payment, the sum of fund paid by the borrower is not sufficient for repaying the accounts payable at the current period, the sum of fund shall be used first to pay the fees payable for the borrower, and then used to pay the loan interest and compound interest, and finally used to repay the principal amount of loan. For the principal amount of loan or the interests not collected back for 90 overdue days, the sequence of deduction of repayment shall be implemented according to the relevant stipulations of the Ministry of Finance.

Article 19 If the borrower plans to return the loan ahead of schedule, it shall raise written application to the loan bank 30 working days( of the loan bank) in advance, and ask for the written approval of the loan bank.

The standard of interest collection when repaying interests in advance is [1]:

1. The interest will be calculated to the repayment day according to the interest rate agreed in this contract.

2. Others: /

Article 20 If the borrower can not repay the loan under the contract for lease on schedule, and needs to extend the repayment period, it shall submit the written application for loan period extension to the loan bank [  ] working days (of the loan bank) before the date of expiry of the loan. If it is examined and approved by the loan bank, the two parties sign the Loan Extension Contract separately as the supplement contract to this contract.

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Chapter VII Guarantee

Article 21 The guarantee method of the loan under this contract is: 3.

1. /(the guarantor) provides joint liability warrandice; the contract number is guaranteed to be /.

2. /(the mortgagor) provides the underlying security of /(the object given as a pledge); the number of mortgage contract is /.

3. Shanghai Cichang New Energy Science and Technology Co., Ltd (pledgor) provides the pledge guarantee of the unit certificate of deposit (pledged property/pledge right); and the number of the contract of pledge is 3672022016005-1.

Article 22 The loan bank and the guarantor shall sign the corresponding contract of guaranty on specific security matters, and handle the notarization of the contract of guaranty, and/or the formalities of guaranty insurance, registration and so on.

Article 23 If the time period of the contracts for lease is extended, the borrower and the guarantor shall make sure to continue to undertake the responsibility of guarantee during the extended period, and the contract of guaranty remains effective during the extended period of lease.

Chapter VIII Commitment and compensation of costs

Article 24 If the borrower is the litigant, it shall undertake the expenses needed for signing and performing this contract and the corresponding contract of guaranty in the principle of “who entrusts, who pays”, including fees of notarization, registration, insurance and so on.

Article 25 Once required by the loan bank, the borrower shall pay in full amount and compensate the loan bank for the expenses and costs to the loan bank performs for performing its rights under this contract, including but not limited to litigation costs, attorney's fees, travel expenses, and other fees for realizing the creditor's rights.

Chapter IX The borrower’s representations, warranties and commitments

Article 26 The borrower is a legal entity /other organization established according to American Law and persisting effectively. It has independent capacity for civil conduct and enjoys full power, authorization and right to undertake civil liability and engage in business activities with all its assets.

Article 27 The borrower has full power, authorization and right to sign this contract and carry out the transaction under this contract, has taken or obtained the necessary corporate action actions and other actions, and agrees to sign and perform this contract through authorization. This contract is effectively signed by the borrower’s legal representative or its authorized agent, with the borrower’s official seal stamped.

Article 28 The borrower has obtained all the approvals of government departments and the consent of the third party needed for signing this contract, and the borrower’s signing and performing of this contract does not violate the borrower’s legal entity document/ document of approval(if any) or any other contract or agreement with the borrower as one party of it.

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Article 29 All documents, materials and vouchers offered to the loan bank by the borrower for signing this contract and performing the transactions under this contract must be true, complete, accurate and effective. And the financial statements submitted by the borrower truly reflect the financial standing of the borrower when the statements are issued.

Article 30 This contract is lawful and effective, and constitutes the legally binding obligations to the borrower.

Article 31 The borrower shall open account at the loan bank according to the requirements of the loan bank, and the fund under this contract will be settled and used through that account.

Article 32 In order to ensure the validity, effectiveness or forcible execution of this contract, the borrower has completed or will complete all the formalities of registration, record or notarization needed.

Article 33 The borrower has no litigation, arbitration or administrative procedure that has negative effect on its ability of performing its obligations under this contract.

Article 34 The statement, guarantee and commitment of the borrower shall always be correct before all the loan principal and interest under this contract are paid off, and the borrower will provide relevant documents at any time according to the requirements of the loan bank.

Article 35 No event of default to the borrower has happened or existed.

Article 36 The borrower has carefully read and completely understands and accepts the contents of this contract. The borrower’s signing and performance of this contract are voluntary and all its expressions under this contract are true.

Article 37 According to the requirements of the loan bank, the materials provided by the borrower shall be true, complete and effective. If the borrower belongs to the group customers determined by the loan bank according to Commercial Bank’s Risk Management Guidelines for Credit Extension to Group Customers, the borrower shall report to the loan bank the conditions of the connected transaction of above 10% of its net asset according to Article 17 of the Guidelines, including the incidence relations of all the transaction parties, transaction items, transaction nature, transaction amount or corresponding ratio, and pricing policy (including transactions without fund amount but only nominal amount).

Article 38 The borrower promises to cooperate with the loan bank to carry out loan payment management, after-loan management and relevant checks.

Article 39 The borrower shall accept forwardly and cooperate actively in the loan bank’s investigation, understanding and supervision of its relevant production, business and financial status; the borrower has the obligation to provide the loan bank with the financial statements of Balance Sheet, Account of Business and other financial statements or other materials of the latest month reflecting the credit position of the borrower on a monthly basis.

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Article 40 If matters of alteration of the borrower’s name, legal representative, legal address and so on happen within this contract’s term of validity, the borrower shall notify the loan bank thirty working days(of the loan bank) in advance in written form.

Article 41 Before paying off all its debts under this contract, if the borrower has significant events, such as external investment, substantial increase in debt financing, merging, separation, capital reduction, transfer of equities and assets, application for stopping doing business for internal rectification, application for dissolution, voluntary bankruptcy, and other actions substantial to affect the rights and interests of the loan bank or substantial to cause the change of the relations of the creditor's rights and debts under this contract, it shall notify the loan bank in written form thirty working days(of the loan bank) in advance, and at the same time, execute its obligation of paying off the debt or paying off the debt in advance, or it is not allowed to take the above-mentioned actions.

Article 42 The borrower guarantees that during this contract term of validity, without the written consent of the loan bank, the borrower can not make warrandice for or shoulder the debt of other business entity, organization or individual that is substantial to affect the borrower’s repayment ability under this contract, nor can it make mortgage or pledge with the borrower’s assets and interests that is substantial to affect the repayment ability of the borrower under this contract.

Article 43 For any other significant adverse event that is dangerous to the borrower’s normal business, that has significant adverse effects for its performance of its obligation of repayment under this contract and affects it repayment ability, the borrower shall notify the loan bank in written form immediately.

Article 44 The borrower is aware of and agrees that: at any time, the loan under this contract is issued according to the discretionary decision of the loan bank; the loan accepts the regular or irregular inspections by the loan bank on dates of its discretionary decision, in order to decide whether to continue to grant the loan in any form to the borrower or not. The loan bank has the right to terminate or suspend all or part of the loans and cancel the borrower’s further use of the loan, without the need of notifying the borrower beforehand. As long as the loan is not released, the loan bank has the right to reject the borrower’s application of withdrawal at any time and cancel all or part of the loan under this contract.

Article 45 The loan bank has the right to require the borrower to open the following account at the loan bank as the special fund-withdrawal account, and the borrower shall open that account according to the requirements of the loan bank and sign the agreement on account management. The borrower shall provide the loan bank with the conditions of funds in and out of the account, and accept the loan bank’s management of the advanced funds. The loan bank has the right to call in the loan in advance according to the borrower’s conditions of fund withdrawal . The detailed account information is as following:

Bank of deposit: China Everbright Bank, Shanghai Putuo Branch

Account: FTN36933672000006

Unless agreed by the loan bank, the online bank payment service of the fund withdrawal account won’t be opened.

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Chapter X Event of default

Article 46 Any one of the following matters will constitute the event of default under this contract:

1. The borrower fails to pay the interests or repay the principal according to the due course in this contract;

2. The borrower fails to use the loan fund according to the purpose stipulated in this contract;

3. The borrower fails to pay the loan fund in the agreed mode;

4. The borrower fails to abide by its commitments.

5. The borrower breaks through the agreed financial index(the requirements of the approval of the loan bank credit extension shall prevail);

6. When significant cross events of default happen.

7. The borrower provides the loan bank with the Balance Sheet, Account of Business, or other financial statements which are false or with material facts concealed, or refuses to accept the loan bank’s supervision and examination of its loan use, relevant production, business and financial activities;

8. The representations, warranties and commitments the borrower or the guarantor makes under this contract, or representations, warranties and commitments made by the guarantor under relevant contract of guaranty are proved untrue or misleading;

9. The borrower or the guarantor violates the contract with itself as one party;

10. The borrower or the guarantor’s business and financial standing deteriorate severely;

11. The object given as a pledge and pledged property/pledge right relevant to the loan under this contract have depreciation, damage or loss;

12. When the borrower or the guarantor merges, separates or conduct share reform, it fails to make the repayment arrangement or debt restructuring plan that can satisfy the loan bank.

13. The borrower or the guarantor goes bankrupt, dismissed, closed, canceled, or revoked.

14. The borrower fails to inform the loan bank of the following conditions:

(1) Any material alteration to its articles of association and any substantial change to its business activities;

(2)Material alteration of its accounting principles;

(3)Any substantial change in finance, economy and other aspects of it, its subsidiary corporations or its parent companies;

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15. The borrower is involved in any litigation, arbitration or administrative procedure that can constitute severe negative effect to its financial standing or its performance of the obligations under this contract .

16. The borrower’s properties are seized, frozen, detained or controlled according to law, which may or already has affect the borrower’s performance of its obligations under this contract.

17. The borrower, as the group customer determined by the loan bank according to Commercial Bank’s Risk Management Guidelines for Giving Credit to Group Customers, goes to the bank to make discount or pledge with creditor's rights of bill receivable and accounts receivable that have no real trade background by using the false contracts with the related parties, to cash the bank’s fund or gain credit extension; or evades from creditor's rights of the bank through connected transactions.

18. The borrower violates any other clause of this contract, and fails to make remedy satisfying the loan bank;

19. Any other incident or condition happens that causes substantial negative effects on the rights of the loan bank under this contract.

Article 47 The loan bank judges whether the above-mentioned event of default happens or not and notifies the borrower. After any of the above-mentioned event of default happens, the loan bank has the right to take any one or several measures below:

1. Stop the remit of the loan under this contract;

2. Announce that all the remitted loan expires immediately and request the borrower to pay back all the remitted principal amount of loan, interest or other expenses realizing creditor's rights immediately;

3. Request the borrower to add or change the guarantor, the object given as a pledge, and the pledged property/pledge right;

4. Deduct any payment due but not paid by the borrower from the account opened by the borrower at the loan bank or any account opened at any branch within the system of the loan bank;

5. Announce the implementation or realization of the rights under any guarantee of the relevant loan;

6. Other methods the loan bank thinks suitable.

Chapter XI Others

Article 48 Within the term of validity of this contract, the loan bank has the right to check the condition of use of the loan, and the borrower shall provide condition representation and materials to the loan bank according to its requirements.

Article 49 Both parties to the contract shall keep secret the debt, finance, production, business data and conditions of the other party learned because of signing and performing this contract, except for the relevant conditions of the borrower inquired according to law.

Article 50 Without the consent of the loan bank beforehand, the borrower can not transfer or dispose in other modes all or part of its obligations under this contract.

Article 51 Without the need to ask for the borrower’s approval beforehand, the loan bank can transfer the creditor's rights under this contract to any third party, and only needs to notify the borrower in written form after the transfer.

Article 52 All the funds payable by the borrower under this contract shall be paid in full amount and can not be offset of any nature, deducted or withdrawn in advance, nor can the funds be offset with any debt the loan bank owes to the borrower. If any law requires the borrower to deduct or withdraw in advance any fund paid by the borrower to the loan bank, the borrower shall pay an extra amount of fund to the loan bank, to guarantee that the fund the loan bank receives equals to the fund receivable if there is no such deduction or withdrawal in advance.

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Article 53 No moratorium, preference or extension the loan bank gives to the borrower will affect, damage or restrict any right enjoyed by the loan bank according to this contract, laws and regulations; and no moratorium, preference or extension the loan bank gives to the borrower shall be deemed as the loan bank’s abandoning of the rights and interests under this contract, nor will any of them affect any responsibility or obligation the borrower undertakes under this contract.

Article 54 If at any time, any clause of this contract becomes illegitimate, invalid or non-performable, the legitimacy, validity or performability of other clauses of this contract will not be affected or weakened.

Article 55 Any alteration or supplement to this contract shall be made in written form and effectively signed by the two parties to this contracts.

Article 56 The subtitles of this contract are only made for the convenience of reading and can not be used for the explanation of this contract or other purposes. The handwritten contents chosen and filled in this contract have the same legal effect with the printed contents in this contract.

Article 57 The notices and requirements relevant to this contract the two parties send to each other shall be made in written form and sent to the addresses or faxes listed on the front page of this contract. If any party change its address or fax, it shall inform the other party in written form in time.

Article 58 If the correspondence between the two parties are delivered by specially-assigned personnel, they are deemed delivered after they are handed over; if they are sent by certified mail, they are deemed delivered 3 days after they are sent off; if they are sent by fax, they are deemed delivered at the moment they are sent out.

Chapter XII Application of law and resolution of disputes

Article 59 This contract and all the matters it involves shall be subject to the Chinese law, and explained by Chinese law. The disputes happening during the performance of this contract between the two parties shall first be solved through negotiation by the two parties; if negotiation fails, the dispute can be submitted to the court where the loan bank is located in the form of action.

Chapter XIII Entry into force, change and dissolution of the contract

Article 60 This contract takes effect once it is stamped with official seals and signed or sealed by the legal representatives of the two parties or their authorized agents.

Article 61 After this contract takes effect, unless otherwise stipulated by laws and regulations or otherwise agreed in this contract, neither party can change or dissolve this contract without authorization. If alteration or dissolution of this contract is needed, the two parties shall reach consensus and form written agreement on it, and before the written agreement is reached, this contract clause remains effective.

Chapter XIV attachment

Article 62 For the matters uncovered in this contract, the two parties can reach another written agreement as the attachment to this contract.

Chapter XV Supplementary provisions

Article 63 The this contract is made in quadruplicate, the borrower holds one copy and the loan bank holds three copies. The four copies have equal legal effect.

Article 64 This contract was signed in Shanghai on October 24th 2016.

Article 65 Both parties to this contract agrees to make notarization of this contract and promise to endow the compulsory execution effect to this contract. When the borrower refuse to perform or incompletely perform the debt or when the circumstances of the loan bank realizing the creditors’ rights agreed by laws, regulations and this contract occur, the loan bank has the right to apply to the people's court with jurisdiction for forcible execution, and there won’t be objection against the application. (This article is optional and both parties can choose whether it is [1]. 1. Applicable; 2. Not applicable for this contract)

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(This page is the sign page for both parties to the contract with no straight matter.)

the borrower (seal):

Legal representative:

(or authorized agent)

the loan bank(seal): seal for loan contract of China Everbright Bank, Shanghai Putuo Branch(specially used for company business)

Legal representative/the person in charge: Yu Wenhuan

(or the authorized agent)

Date of seal verification:2016-10-21 15:57:34; account 36728802406463259; account name: SOLARMAXTECHNOLOGY, INC; Type of voucher: contract; security code of voucher number: none; Seal verification operator: 738360 Zhou Minwei; the 1st seal(1, 1 hand signature ): manual effective;

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